EXHIBIT 99.1

RBC Life Sciences®

Press Release	For Further Information:
For Immediate Release	Richard S. Jablonski, VP - Finance and CFO
Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Reports Second Quarter Results

Irving, Texas, August 7, 2013 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $6.7 million for the second quarter of 2013, a 2% increase over the second quarter of 2012. For the second quarter of 2013, the Company reported a net loss of $147,000, or $0.01 per share, compared to net earnings of $320,000, or $0.01 per share, for the same quarter last year. Net sales were $12.4 million for the six months ended June 30, 2013, a 2% decrease over the same period in 2012. For the six months ended June 30, 2013, the Company reported a net loss of $155,000, or $0.01 per share, compared to net earnings of $247,000, or $0.01 per share for the comparable period in 2012.

“Net sales of Nutritional Products have been very positive, growing 8% for the second quarter of 2013 compared to 2012. We continue to seek new markets for our products, having entered Australia in the first quarter of 2013 and undertaken efforts to enter Hong Kong in the third quarter,” said RBC Life Sciences CEO, Clinton H. Howard. "We continue to be pleased with the performance of our largest selling product, Stem-KineTM, which has been shown in human studies to enable an increase in the production of stem cells."

Mr. Howard continued, "The increases in our sales of Nutritional Supplements have partially offset decreases in our sales of Medical Products by our MPM Medical subsidiary, which continues to be impacted as a result of the Chapter 11 filing by MPM's largest customer while it seeks to settle a reimbursement dispute with Medicare. The decrease in our earnings performance compared to the prior year is due in part to a non-recurring casualty gain related to the replacement of the roof of our facility in Irving Texas in the second quarter of 2012."

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements under the RBC Life brand to a growing population of consumers seeking healthy lifestyle and an opportunity to increase their long-term family income. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, that express a belief, expectation or intention may be forward-looking statements within the meaning of the federal securities laws. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management's current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

RBC Life Sciences - Second Quarter 2013

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended June 30,
	2013	2012
Net sales	$6,694	$6,549
Gross profit	2,971	3,455
Operating profit (loss)	(198)	525
Earnings (loss) before income taxes	(226)	493
Provision (benefit) for income taxes	(79)	173
Net earnings (loss)	(147)	320

Earnings (loss) per share - basic	$(0.01)	$0.01
Earnings (loss) per share - diluted	$(0.01)	$0.01

Weighted average shares outstanding - basic	22,229	22,229
Weighted average shares outstanding - diluted	22,229	22,272

	Six Months Ended June 30,
	2013	2012
Net sales	$12,386	$12,617
Gross profit	5,944	6,584
Operating profit (loss)	(174)	438
Earnings (loss) before income taxes	(232)	373
Provision (benefit) for income taxes	(77)	126
Net earnings (loss)	(155)	247

Earnings (loss) per share - basic	$(0.01)	$0.01
Earnings (loss) per share - diluted	$(0.01)	$0.01

Weighted average shares outstanding - basic	22,229	22,229
Weighted average shares outstanding - diluted	22,229	22,272

RBC Life Sciences - Second Quarter 2013

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$3,094	$3,896
Inventories	4,272	5,085
Other current assets	2,939	2,173
Total current assets	10,305	11,154
Other assets	6,652	6,860
Total assets	$16,957	$18,014

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,203	$2,606
Deferred revenue	2,854	3,231
Other current liabilities	204	197
Total current liabilities	5,261	6,034
Other liabilities	2,298	2,465
Shareholders' equity	9,398	9,515
Total liabilities and shareholders' equity	$16,957	$18,014